Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between NeoGenomics, Inc. (the “Company”) and Melody Harris (the “Executive”) and is effective as of May 12, 2023 (the “Effective Date”). Capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Employment Agreement by and between the Company and the Executive, dated as of November 14, 2022 (the “Employment Agreement”).

    WHEREAS, the Company and the Executive desire to modify certain terms and conditions of the Executive’s employment.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree to amend the Employment Agreement on the terms set forth in this Amendment.

1.     Section 1(d) of the Employment Agreement is hereby replaced in its entirety with the following language:

“(d)    The Executive’s principal place of employment shall initially be Denver, Colorado and shall thereafter be Southwest Florida. Notwithstanding the foregoing, the Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to fully perform the Executive’s duties and responsibilities hereunder.”

2.    The Employment Agreement is hereby amended to include a new Section 2(h) as follows:

“(h)    Relocation Benefits. At such time as the Executive relocates to Southwest Florida, the Company shall pay the Executive a relocation bonus of $250,000 (the “Relocation Bonus”), which Relocation Bonus shall be paid to the Executive within thirty (30) days of the Executive providing documentation substantiating such relocation (e.g., closing on a residence in Southwest Florida); it being understood that the Executive shall only be entitled to the Relocation Bonus if she relocates to Southwest Florida by establishing Florida residency within eighteen (18) months following the Effective Date. In the event the Company terminates the Executive’s employment for Cause, or the Executive resigns without Good Reason, or the Executive does not establish residency in Florida, in each case, within the eighteen-month period following the Effective Date, if Company has paid Executive the Relocation Bonus, the Executive shall, within thirty (30) days following the date of such termination of employment or timeframe, repay to the Company the gross amount of the Relocation Bonus.

Except as expressly set forth in this Amendment, the Employment Agreement will continue in full force and effect in accordance with its terms. The Executive acknowledges and agrees that the Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the Executive and the Company with respect to the terms and conditions of her employment and supersedes all other agreements and understandings, whether written or oral.

    IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, and by the Executive as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Melody Harris	By:	/s/ Chris Smith
Melody Harris
	Name:	Chris Smith
	Title:	Director and Chief Executive Officer